PRICING SUPPLEMENT (To Prospectus dated March 27, 2006 and Product Supplement dated February 28, 2007)
Yield Optimization Notes with Contingent Protection
Enhanced Income Solutions for Equity Investors
UBS AG $11,039,314 Notes linked to the common stock of Boston Scientific Corp due on June 30, 2008
UBS AG $4,015,982 Notes linked to the common stock of Cisco Systems Inc. due on June 30, 2008
UBS AG $7,704,774 Notes linked to the common stock of Corning Inc. due on June 30, 2008
UBS AG $4,991,653 Notes linked to the common stock of Schlumberger LTD due on June 30, 2008

Investment Description

Yield Optimization Notes with Contingent Protection (the “Notes”) are notes issued by UBS AG (“UBS”) linked to the performance of the common stock of a specific underlying company (the “underlying stock”). The Notes pay an enhanced coupon and provide either a return of principal or shares of the underlying stock at maturity. The enhanced coupon is designed to compensate you for the risk that you may receive a share of the underlying stock at maturity for each Note held that is worth less than your principal. At maturity, you will receive one share of the underlying stock for each of your Notes if the closing price of the underlying stock falls below the specified trigger price on any trading day during the Observation Period. Otherwise, you will receive your principal in cash. We will make coupon payments during the term of the Notes regardless of the performance of the underlying stock. Investing in the Notes involves significant risks. You may lose some or all of your principal.

Features		Key Dates
❑
Enhanced coupon payments are made regardless of the performance of the underlying stock and are designed to compensate you for the risk that the Notes are not fully principal protected and that you could lose some or all of your principal.
		Trade Date Settlement Date Final Valuation Date	June 25, 2007 June 29, 2007 June 23, 2008
❑
Contingent protection feature protects your principal only if the closing price of the underlying stock never falls below the specified trigger price during the Observation Period and you hold the Notes to maturity:
		Maturity Date	June 30, 2008
●
If the closing price of the underlying stock never falls below the trigger price, at maturity you will receive a cash payment equal to your principal amount. You will not participate in any appreciation of the underlying stock at maturity.

●
If the closing price of the underlying stock falls below the trigger price on any trading day during the Observation Period, at maturity you will receive one share of the underlying stock for each of your Notes. If you receive shares of the underlying stock at maturity, they may be worth less (or more) than your principal or may be worthless.

Note Offerings

These terms relate to four separate Notes we are offering. Each Note is linked to the common stock of a different underlying company with a different coupon rate. The performance of each Note will not depend on the performance of any other Note.

Underlying Stocks	Coupon per annum*	Initial Price	Trigger Price	CUSIP	ISIN
Common stock of Boston Scientific Corp	12.17%	$15.48	$11.61	902619857	US9026198575
Common stock of Cisco Systems Inc.	9.11%	$27.03	$20.27	902619840	US9026198401
Common stock of Corning Inc.	11.31%	$25.66	$19.25	902619832	US9026198328
Common stock of Schlumberger LTD	10.73%	$87.16	$65.37	902619824	US9026198245
* Paid quarterly in arrears in four equal installments.

See “Additional Information about UBS and the Notes” on page 2. Each Note we are offering has the terms set forth in the product supplement relating to the Notes, the accompanying prospectus and this pricing supplement. See “Key Risks” on page 4 and the more detailed “Risk Factors” beginning on page PS-10 of the product supplement relating to the Notes for risks related to an investment in the Notes. Your Note does not guarantee any return of principal at maturity. At maturity, if you receive shares of the underlying stock, they may be worth less (or more) than your principal or may be worthless.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Notes	Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Boston Scientific Corp Per Note	$11,039,314	$15.48	$220,786.28	2.00%	$10,818,527.72	$15.17
Cisco Systems Inc. Per Note	$4,015,982	$27.03	$80,319.64	2.00%	$3,935,662.36	$26.49
Corning Inc. Per Note	$7,704,774	$25.66	$154,095.48	2.00%	$7,550,678.52	$25.15
Schlumberger LTD Per Note	$4,991,653	$87.16	$99,833.06	2.00%	$4,891,819.94	$85.42

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the Notes, which we refer to as the “Yield Optimization Notes with Contingent Protection product supplement” or the “YONCP product supplement”) with the Securities and Exchange Commission, or SEC, for the offerings to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-657-9836.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	YONCP product supplement dated February 28, 2007:
http://www.sec.gov/Archives/edgar/data/1114446/000093041307001862/c47037.htm

♦	Prospectus dated March 27, 2006:
http://www.sec.gov/Archives/edgar/data/1114446/000095012306003728/y17280ae424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Yield Optimization Notes with Contingent Protection” or the “Notes” refer to four different Notes that are offered hereby. Also, references to the “YONCP product supplement” mean the UBS product supplement, dated February 28, 2007, relating to the Notes generally, and references to “accompanying prospectus” mean the UBS prospectus, dated March 27, 2006.

Common Terms for Each Offering of the Notes		Determining Payment at Maturity for Each Offering of the Notes
Issuer	UBS AG, Jersey Branch

You will receive one share of the applicable underlying stock for each Note you own.
♦              If the market price of the underlying stock on the maturity date is less than the initial price, the shares you receive at maturity will be worth less than the principal amount of your Notes.
♦              If the market price of the underlying stock on the maturity date is greater than the initial price, the shares you receive at maturity will be worth more than the principal amount of your Notes.
Your Notes are not fully principal protected. The value of the shares you may receive at maturity could be worth less than your principal.

Principal Amount per Note	Equal to the initial price (as defined below) of per Note the applicable underlying stock
Term	1 Year
Coupon Payment	Coupon payment paid quarterly in arrears, regardless of the performance of the underlying stock
Payment at Maturity (per Note)	➢
If the closing price of the applicable (per Note) underlying stock never falls below the trigger price on any trading day during the Observation Period, at maturity we will pay you an amount in cash equal to your principal amount.

➢
If the closing price of the applicable underlying stock falls below the trigger price on any trading day during the Observation Period, at maturity we will deliver to you one share of the applicable underlying stock for each Note you own.

Each Note is not fully principal protected. The value of the shares you may receive at maturity could be worth less than your principal.
Closing Price	On any trading day, the last reported sale price of the applicable underlying stock on the principal national securities exchange on which it is listed for trading
Initial Price	The closing price of the applicable underlying stock on the trade date
Trigger Price	75% of the initial price
Observation Period	The period starting on the trade date and ending on, and including, the final valuation date

Investor Suitability
The securities may be suitable for you if:

♦     You have a moderate to high risk tolerance.
♦     You are willing to receive shares of the applicable underlying stock at maturity that may be worth less than your principal.
♦     You believe the market price of the applicable underlying stock is not likely to appreciate by more than the value of the coupons paid on the Notes.
♦     You believe the closing price of the applicable underlying stock is not likely to fall below the trigger price at any time during the Observation Period.
♦     You are willing to make an investment that will be exposed to the same downside price risk as an investment in the applicable underlying stock.
♦     You are willing to accept the risk of fluctuations in the market price of the applicable underlying stock.
♦     You are willing to invest in the applicable Note based on the indicated coupon.
♦     You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

The securities may not be suitable for you if:

♦     You seek an investment that is 100% principal protected.
♦     You are not willing to receive shares of the applicable underlying stock at maturity.
♦     You believe the market price of the applicable underlying stock is likely to appreciate by more than the value of the coupons paid on the Notes.
♦     You believe the closing price of the applicable underlying stock is likely to fall below the trigger price during the Observation Period.
♦     You are not willing to accept the risks of owning equities in general and the applicable underlying stock in particular.
♦     You prefer lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.
♦     You are unable or unwilling to hold the Notes to maturity.
♦     You seek an investment for which there will be an active secondary market.

Key Risks

An investment in any offering of the Notes involves significant risks. Some of the risks that apply to each offering of the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the YONCP product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦
Risk of Loss of Contingent Protection - Your principal will be protected only if the closing price of the applicable underlying stock never falls below the trigger price on any trading day during the Observation Period and the Notes are held to maturity. If the closing price of the applicable underlying stock falls below the trigger price on any trading day during the Observation Period, the contingent protection feature will be eliminated and you will be fully exposed at maturity to any decline in the market price of the applicable underlying stock. Greater expected volatility with respect to a Note’s underlying stock reflects a higher expectation as of the trade date that a stock could fall below its trigger price over the term of the Note. This greater expected risk will generally be reflected in a higher coupon payable on such Note. A stock’s volatility, however, can change significantly over the term of the Notes. The price of the underlying stock for your Note could fall sharply, which could result in a significant loss of principal.

♦
Single Stock Risk - The price of each underlying stock can rise or fall sharply due to factors specific to the underlying stock and issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions, and other events, and by general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

♦
There may be little or no secondary market for the Notes - No offering of the Notes will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Notes may not develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.

♦
Owning the Notes is not the same as owning the applicable underlying stock - The return on your Notes may not reflect the return you would realize if you actually owned the applicable underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the applicable underlying stock over the term of your Notes. Furthermore, the applicable underlying stock may appreciate substantially during the Observation Period and you will not participate in such appreciation unless the closing price of the applicable underlying stock falls below the trigger price at least once during the Observation Period. Moreover, you will only participate in the appreciation in these circumstances if the market price of the underlying stock on the maturity date is greater than the initial price.

♦	Credit of UBS - An investment in the Notes is subject to the credit risk of UBS, and the actual and perceived creditworthiness of UBS may affect the market value of the Notes.

♦
Price prior to maturity - The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the market price of the applicable underlying stock and the expected price volatility of the underlying stock, the dividend rate on the underlying stock, the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial, political and regulatory or judicial events and the creditworthiness of UBS.

♦
Impact of fees on secondary market prices - Generally, the market price of the Notes in the secondary market is likely to be lower than the initial public offering price of the Notes, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.

♦
Potential UBS impact on market price of underlying stock- Trading or transactions by UBS or its affiliates in the applicable underlying stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the applicable underlying stock may adversely affect the market price of the applicable underlying stock and, therefore, the market value of your Notes.

♦
Potential conflict of interest - UBS and its affiliates may engage in business with the issuer of the applicable underlying stock, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the closing price on any trading day has fallen below the applicable trigger price and accordingly the payment at maturity on your Notes. The calculation agent may postpone the maturity date if a market disruption event occurs and is continuing on the final valuation date.

♦
Potentially inconsistent research, opinions or recommendations by UBS - UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates have recently published research or other opinions that call into question the investment view implicit in the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying stock to which the Notes are linked.

♦
Antidilution adjustments - Although the calculation agent will adjust the amount payable at maturity by adjusting the number of shares of the underlying stock that may be delivered for certain corporate events affecting the underlying stock or the underlying issuer, such as stock splits and stock dividends, and certain other actions involving the applicable underlying stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable underlying stock. If an event occurs that does not require the calculation agent to adjust the number of shares of underlying stock that may be delivered at maturity, the market value of your Notes and the payment at maturity may be materially and adversely affected.

♦
Uncertain tax treatment - Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section entitled “Supplemental U.S. Tax Considerations” below and consult your own tax advisor about your own tax situation.

Hypothetical Examples

Hypothetical Examples - Note Returns at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	1 year
Coupon per annum:	10% (or $1.25 per quarter)
Initial price of the underlying stock:	$50.00 per share
Trigger price:	$37.50 (75% of the initial price)
Principal amount:	$50.00 per Note (set equal to the initial price)
Dividend yield**:	1%
* Actual coupon and terms for each Note are set forth on the cover of this pricing supplement.
** Full annual dividend yield assumed received by holders of the stock during the term of the Notes.

Scenario #1: The closing price of the stock never falls below the trigger price of $37.50 during the Observation Period.

Since the closing price of the underlying stock did not fall below the trigger price of $37.50 on any trading day during the Observation Period, principal is protected and you will receive at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the stock if the price appreciation of the stock (plus dividends, if any) is less than 10%.

If the closing price of the underlying stock on the final valuation date is $50.00 (no change in the price of the stock):
Payment at Maturity:	$50.00
Coupons:	5.00	($1.25 x 4 = $5.00)
Total	$55.00
Total Return on the Notes:	10%

In this example, the total return on the Notes is 10% while the total return on the stock is 1% (including dividends).

If the closing price of the underlying stock on the final valuation date is $65.00 (an increase of 30%):

Payment at Maturity:	$50.00
Coupons:	5.00	($1.25 x 4 = $5.00)
Total	$55.00
Total Return on the Notes:	10%

In this example, the total return on the Notes is 10% while the total return on the stock is 31% (including dividends).

Scenario #2: The closing price of the stock falls below the trigger price of $37.50 during the Observation Period.

Since the closing price of the underlying stock fell below the trigger price of $37.50 on one or more trading days during the Observation Period, you will receive at maturity one share of the underlying stock for every Note you hold. The value received at maturity and the total return on the Notes at that time depends on the closing price of the underlying stock on the maturity date.

If the closing price of the underlying stock on the final valuation date is $35.00 (a decline of 30%):

Value of share received:	$35.00
Coupons:	5.00	($1.25 x 4 = $5.00)
Total	$40.00
Total return on the Notes:	-20%

In this example, the total return on the Notes is a loss of 20% while the total return on the stock is a loss of 29% (including dividends).

If the closing price on the final valuation date is $42.00 (a decline of 16%):

Value of share received:	$42.00
Coupons:	5.00	($1.25 x 4 = $5.00)
Total	$47.00
Total return on the Notes:	-6%

In this example, the total return on the Notes is a loss of 6% while the total return on the stock is a loss of 15% (including dividends).

If the closing price on the final valuation date is $55.00 (an increase of 10%):

Value of share received:	$55.00
Coupons:	5.00	($1.25 x 4 = $5.00)
Total	$60.00
Total return on the Notes:	20%

In this example, the total return on the Notes is 20% while the total return on the stock is 11% (including dividends).

Hypothetical Return Table of the Notes at Maturity

The table below is based on the following assumptions*:

Term:	1 year
Coupon per annum:	10% (or $1.25 per quarter)
Initial price:	$50.00 per share
Trigger price:	$37.50 (75% of the initial price)
Principal amount:	$50.00 per Note (set equal to the initial price)
Dividend yield**:	1%
* Actual coupon and terms for each Note are set forth of the cover of this pricing supplement.
** Full annual dividend yield assumed received by holders of the stock during the term of the Notes.

Underlying Stock			Trigger Event Does Not Occur[1]		Trigger Event Occurs[2]
Final Stock Price	Stock Price Return	Total Return at Maturity[3]	Payment at Maturity	Total Return at Maturity[4]	Payment at Maturity	Total Return at Maturity[4]
$75.00	50%	51%	$55.00	10%	$80.00	60%
$72.50	45%	46%	$55.00	10%	$77.50	55%
$70.00	40%	41%	$55.00	10%	$75.00	50%
$67.50	35%	36%	$55.00	10%	$72.50	45%
$65.00	30%	31%	$55.00	10%	$70.00	40%
$62.50	25%	26%	$55.00	10%	$67.50	35%
$60.00	20%	21%	$55.00	10%	$65.00	30%
$57.50	15%	16%	$55.00	10%	$62.50	25%
$55.00	10%	11%	$55.00	10%	$60.00	20%
$52.50	5%	6%	$55.00	10%	$57.50	15%
$50.00	0%	1%	$55.00	10%	$55.00	10%
$47.50	-5%	-4%	$55.00	10%	$52.50	5%
$45.00	-10%	-9%	$55.00	10%	$50.00	0%
$42.50	-15%	-14%	$55.00	10%	$47.50	-5%
$40.00	-20%	-19%	$55.00	10%	$45.00	-10%
$37.50	-25%	-24%	$55.00	10%	$42.50	-15%
$35.00	-30%	-29%	n/a	n/a	$40.00	-20%
$32.50	-35%	-34%	n/a	n/a	$37.50	-25%
$30.00	-40%	-39%	n/a	n/a	$35.00	-30%
$27.50	-45%	-44%	n/a	n/a	$32.50	-35%
$25.00	-50%	-49%	n/a	n/a	$30.00	-40%
$22.50	-55%	-54%	n/a	n/a	$27.50	-45%

1) A trigger event does not occur if the closing price of the underlying stock never falls below the trigger price on any trading day during the Observation Period.
2) A trigger event occurs if the closing price of the underlying stock falls below the trigger price on at least one trading day during the Observation Period.
3) The total stock price return on the underlying stock includes a 1% cash dividend payment.
4) Total return on the Notes includes coupon payments.

Information about the Underlying Stocks

Included on the following pages is a brief description of the underlying issuers of each of the respective underlying stocks. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the underlying stocks. The information given below is for the four calendar quarters in each of 2003, 2004, 2005, 2006 and the first calendar quarter of 2007. Partial data is provided for the second calendar quarter of 2007. We obtained the closing price information set forth below from Bloomberg, L.P. without independent verification. You should not take the historical prices of the underlying stocks as an indication of future performance.

Each of the underlying stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the underlying stocks with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective issuers of the underlying stocks under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Boston Scientific Corp

According to publicly available information, Boston Scientific Corp (“Boston Scientific”) is a developer, manufacturer and marketer of medical devices that are used in a broad range of interventional medical specialties including interventional cardiology, cardiac rhythm management, peripheral interventions, cardiac surgery, vascular surgery, electrophysiology, neurovascular intervention, oncology, endoscopy, urology, gynecology and neuromodulation. Information filed by Boston Scientific with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-11083, or its CIK Code: 0000885725. Boston Scientific’s website is http://www.bostonscientific.com. Boston Scientific’s common stock is listed on the New York Stock Exchange under the ticker symbol ”BSX.”

Historical Information

The following table sets forth the quarterly high and low closing prices for Boston Scientific’s common stock, based on daily closing prices on the primary exchange for Boston Scientific, as reported by Bloomberg L.P. Boston Scientific’s closing price on June 25, 2007 was $15.48.

Quarter	Quarterly High	Quarterly Low	Quarterly Close
2003
First Quarter	$23.70	$19.84	$20.38
Second Quarter	$32.30	$20.63	$30.55
Third Quarter	$34.21	$28.33	$31.90
Fourth Quarter	$36.76	$31.09	$36.76
2004
First Quarter	$44.12	$35.86	$42.38
Second Quarter	$45.81	$37.32	$42.80
Third Quarter	$42.70	$32.12	$39.73
Fourth Quarter	$39.46	$33.36	$35.55
2005
First Quarter	$35.19	$28.67	$29.29
Second Quarter	$30.80	$26.89	$27.00
Third Quarter	$28.95	$23.05	$23.37
Fourth Quarter	$27.33	$22.95	$24.49
2006
First Quarter	$26.48	$20.90	$23.05
Second Quarter	$23.30	$16.19	$16.84
Third Quarter	$17.75	$14.67	$14.79
Fourth Quarter	$17.18	$14.65	$17.18
2007
First Quarter	$18.59	$14.22	$14.54
Second Quarter (through 6/25/2007)	$16.67*	$14.85*	$15.48

* High and low prices are for the period from April 2, 2007 through June 25, 2007.

The graph below illustrates the performance of Boston Scientific’s common stock from January 31, 1997 through June 25, 2007, based on information from Bloomberg L.P. The dotted line represents the trigger price, equal to 75% of the closing price on June 25, 2007. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Cisco Systems Inc.

According to publicly available information, Cisco Systems Inc. (“Cisco”) designs, manufactures and sells networking and other products related to the communications and information technology industry and provides services associated with these products and their use. Information filed by Cisco with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-18225, or its CIK Code: 0000858877. Cisco’s website is http://www.cisco.com. Cisco’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “CSCO.”

Historical Information

The following table sets forth the quarterly high and low closing prices for Cisco’s common stock, based on daily closing prices on the primary exchange for Cisco, as reported by Bloomberg L.P. Cisco’s closing price on June 25, 2007 was 27.03.

Quarter	Quarterly High	Quarterly Low	Quarterly Close
2003
First Quarter	$15.58	$12.69	$12.98
Second Quarter	$18.73	$12.98	$16.79
Third Quarter	$21.42	$17.52	$19.59
Fourth Quarter	$24.40	$19.80	$24.23
2004
First Quarter	$29.13	$22.12	$23.57
Second Quarter	$24.81	$20.91	$23.70
Third Quarter	$23.11	$17.79	$18.10
Fourth Quarter	$19.97	$18.06	$19.32
2005
First Quarter	$19.32	$17.18	$17.89
Second Quarter	$20.00	$17.02	$19.08
Third Quarter	$20.17	$17.40	$17.92
Fourth Quarter	$17.87	$16.93	$17.12
2006
First Quarter	$21.97	$17.83	$21.67
Second Quarter	$21.86	$19.30	$19.53
Third Quarter	$23.50	$17.24	$22.98
Fourth Quarter	$27.63	$23.72	$27.33
2007
First Quarter	$28.92	$25.30	$25.53
Second Quarter (through 6/25/2007)	$28.36*	$25.40*	$27.03

* High and low prices are for the period from April 2, 2007 through June 25, 2007.

The graph below illustrates the performance of Cisco’s common stock from January 31, 1997 through June 25, 2007, based on information from Bloomberg L.P. The dotted line represents the trigger price, equal to 75% of the closing price on June 25, 2007. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Corning Inc.

According to publicly available information, the Corning Inc. (“Corning”) is a global technology-based corporation that operates in four business segments: Display Technologies (in which Corning manufactures glass substrates for active matrix liquid crystal displays that are used primarily in notebook computers, flat panel desktop monitors and LCD televisions), Telecommunications (in which Corning produces optical fiber and cable, and hardware and equipment products for the worldwide telecommunications industry), Environmental Technologies (in which Corning manufactures and sells products featuring ceramic technologies and solutions for emissions and pollution control) and Life Sciences (in which Corning manufactures and sells a variety of products for use in laboratory applications). Information filed by Corning with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03247, or its CIK Code: 0000024741. Corning’s website is http://www.corning.com. Corning’s common stock is listed on the New York Stock Exchange under the ticker symbol “GLW.”

Historical Information

The following table sets forth the quarterly high and low closing prices for Corning’s common stock, based on daily closing prices on the primary exchange for Corning, as reported by Bloomberg L.P. Corning’s market price on June 25, 2007 was $25.66.

Quarter	Quarterly High	Quarterly Low	Quarterly Close
2003
First Quarter	$6.25	$3.75	$5.84
Second Quarter	$8.02	$5.42	$7.39
Third Quarter	$10.00	$7.26	$9.42
Fourth Quarter	$12.01	$9.35	$10.43
2004
First Quarter	$13.78	$10.27	$11.18
Second Quarter	$13.06	$10.20	$13.06
Third Quarter	$12.69	$9.55	$11.08
Fourth Quarter	$12.85	$10.21	$11.77
2005
First Quarter	$12.23	$10.74	$11.13
Second Quarter	$16.84	$11.10	$16.62
Third Quarter	$21.74	$16.50	$19.33
Fourth Quarter	$21.39	$17.54	$19.66
2006
First Quarter	$27.98	$20.52	$26.92
Second Quarter	$29.09	$20.88	$24.19
Third Quarter	$24.73	$17.82	$24.41
Fourth Quarter	$25.20	$18.71	$18.71
2007
First Quarter	$23.12	$18.46	$22.74
Second Quarter (through 6/25/2007)	$26.34*	$23.12*	$25.66

* High and low prices are for the period from April 2, 2007 through June 25, 2007.

The graph below illustrates the performance of Corning’s common stock from January 31, 1997 through June 25, 2007, based on information from Bloomberg L.P. The dotted line represents the trigger price, equal to 75% of the closing price on June 25, 2007. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Schlumberger LTD

According to publicly available information, Schlumberger LTD (“Schlumberger”) is a leading oilfield services company that supplies technology, project management and information solutions to the oil and gas industry. Information filed by Schlumberger with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-04601, or its CIK Code: 0000087347. Schlumberger’s website is http://www.slb.com. Schlumberger’s common stock is listed on the New York Stock Exchange under the ticker symbol “SLB.”

Historical Information

The following table sets forth the quarterly high and low closing prices for Schlumberger’s common stock, based on daily closing prices on the primary exchange for Schlumberger, as reported by Bloomberg L.P. Schlumberger’s closing price on June 25, 2007 was $87.16.

Quarter	Quarterly High	Quarterly Low	Quarterly Close
2003
First Quarter	$21.55	$18.04	$19.01
Second Quarter	$24.89	$18.71	$23.79
Third Quarter	$25.54	$22.32	$24.20
Fourth Quarter	$27.84	$23.05	$27.36
2004
First Quarter	$33.24	$26.35	$31.93
Second Quarter	$32.08	$27.73	$31.76
Third Quarter	$33.83	$29.46	$33.66
Fourth Quarter	$34.63	$30.61	$33.48
2005
First Quarter	$39.00	$31.74	$35.24
Second Quarter	$39.09	$32.58	$37.97
Third Quarter	$43.62	$37.91	$42.19
Fourth Quarter	$51.44	$39.24	$48.58
2006
First Quarter	$65.33	$52.10	$63.29
Second Quarter	$73.37	$54.51	$65.11
Third Quarter	$68.07	$54.73	$62.03
Fourth Quarter	$68.92	$57.46	$63.16
2007
First Quarter	$70.67	$56.52	$69.10
Second Quarter (through 6/25/2007)	$89.20*	$71.39*	$87.16

* High and low prices are for the period from April 2, 2007 through June 25, 2007.

The graph below illustrates the performance of Schlumberger’s common stock from January 31, 1997 through June 25, 2007, based on information from Bloomberg L.P. The dotted line represents the trigger price, equal to 75% of the closing price on June 25, 2007. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Supplemental United States Tax Consequences

The following discussion supersedes the discussion of U.S. federal income tax consequences contained in the accompanying product supplement.

This summary is a general discussion of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes. This discussion applies to you if you are an initial holder of Notes purchasing the Notes at the issue price, i.e., the first price at which a substantial amount of the Notes is sold to the public, and if you hold the Notes as capital assets within the meaning of Section 1221 of the Code.

This summary is based on the Code, existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions, in each case as currently in effect, all of which are subject to change, possibly with retroactive effect. This summary does not address all aspects of the U.S. federal income taxation of the Notes that may be relevant to you in light of your particular circumstances or if you are a holder of the Notes who is subject to special treatment under the U.S. federal income tax laws, such as:

♦	one of certain financial institutions;
♦	an insurance company;
♦	a tax-exempt entity;
♦	a dealer in securities, commodities or foreign currencies;
♦	a regulated investment company;
♦	a real estate investment trust;
♦
a person holding the Notes as part of a hedging transaction, “straddle,” synthetic security, conversion transaction or integrated transaction, or who has entered into a “constructive sale” with respect to the Notes;

♦	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;
♦	a trader in securities who elects to apply a mark-to-market method of tax accounting; or
♦	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

In addition, we have not determined whether any of the underlying stocks would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code or as a “U.S. real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If the applicable underlying stock were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder in the case of a USRPHC, upon the sale, exchange or retirement of the Notes. You should refer to information filed with the SEC or the equivalent government authority by the issuer of the underlying stock and consult your tax advisor regarding the possible consequences to you if an underlying stock is or becomes a PFIC or a USRPHC.

As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effects of any applicable state, local or non-U.S. tax laws are not discussed. You are urged to consult your tax advisor concerning the U.S. federal income tax consequences of owning and disposing of the Notes, as well as any consequences under the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Treatment of the Notes

We believe that it is reasonable (in the absence of an administrative determination or judicial ruling to the contrary) to treat a Note for U.S. federal income tax purposes as a unit consisting of (1) a contingent forward contract relating to the applicable underlying stock (the “Contract”) that is secured by (2) a debt instrument with a principal amount equal to the principal amount of your Notes (the “Debt Portion”). Under this treatment, the quarterly coupon payments on the Notes would be treated in part as payments of interest on the Debt Portion and in part as payments on the Contract (the “Contract Payments”). The terms of your Notes require you and us (i) to treat the Debt Portion as providing for interest payments and the Contract as providing for Contract Payments, in each case payable quarterly at the percentages indicated below, and (ii) to treat 100% of your purchase price for the Notes as allocated to the Debt Portion. We intend to treat the Contract Payments as includible in income as capital gain upon the sale, exchange or retirement of the Notes, rather than as ordinary income upon receipt.

Offerings	Coupon per Annum*	Debt Component per Annum*	Contract Payments per Annum*
Boston Scientific Notes	12.17%	5.405%	6.765%
Cisco Systems Notes	9.11%	5.405%	3.705%
Corning Notes	11.31%	5.405%	5.905%
Schlumberger Notes	10.73%	5.405%	5.325%
* Coupon payments are made quarterly in arrears in equal installments. For example, Boston Scientific Notes pays a 12.17% per annum coupon payment. The quarterly payment would be 3.0425% (1.35125% of which is interest on the Debt Portion and 1.69125% is a Contract Payment).

The treatment described above is not binding on the Internal Revenue Service (“IRS”) or a court and is only one of several possible treatments of the Notes for U.S. federal income tax purposes. Although there are other possible treatments (as discussed below), we and, by purchasing the Notes, you agree to treat the Notes for all U.S. federal income tax purposes according to the treatment described above. No statutory, judicial or administrative authority directly addresses the treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and we do not plan to request a ruling from the IRS. Accordingly, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative treatments).

Unless otherwise stated, the following discussion assumes that the treatment of the Notes described above is respected.

Tax Consequences to U.S. Holders

The following discussion applies to you only if you are a U.S. Holder of Notes. You are a “U.S. Holder” if you are, for U.S. federal income tax purposes, a beneficial owner of a Note that is:

♦	a citizen or resident of the United States;
♦	a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof; or
♦	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The Coupon Payments. As described above, the coupon payments on the Notes will be treated in part as interest on the Debt Portion and in part as Contract Payments. You generally will recognize interest income equal to the portion of each coupon payment attributable to the Debt Portion at the time such portion is accrued or received in accordance with your method of accounting for U. S. federal income tax purposes. Under the treatment described above, Contract Payments will not be included in income until the sale, exchange or retirement (including at maturity) of your Notes, as discussed below.

Treatment at Maturity. The receipt of a cash payment equal to the principal amount of your Notes upon the maturity of your Notes (excluding the final Coupon Payment) will be treated (i) as payment in full of the principal amount of the Debt Portion, which would not result in your recognition of gain or loss, and (ii) as the lapse of the Contract, which will result in your recognition at maturity of capital gain in an amount equal to the aggregate Contract Payments paid to you on the Contract during the term of the Notes. It is likely that this capital gain will be treated as short-term capital gain. You should consult your tax advisor regarding the treatment of this gain.

If at maturity you receive shares of the applicable underlying stock, then the receipt of the shares will not result in your recognition of gain or loss with respect to the Contract. You would instead take an aggregate basis in the shares received equal to the Debt Portion (i.e., the principal amount of your Notes) less the aggregate Contract Payments paid to you on the Contract during the term of the Notes. In addition, your holding period for the shares received would start on the day after receipt. If you receive cash in lieu of a fractional share of the applicable underlying stock, you will recognize short-term capital gain or loss in an amount equal to the difference between the amount of cash you receive and your basis (as determined above) in the fractional share.

Sale, Exchange or Retirement of the Notes Prior to Maturity. Upon a sale, exchange or retirement of your Notes prior to maturity, you would recognize taxable gain or loss equal to the difference between (i) the amount realized (not including any amount attributable to accrued but unpaid interest on the Debt Portion, which would be treated as described above under “—The Coupon Payments”) on such sale, exchange or retirement and (ii) your tax basis in the Notes, which generally will equal the principal amount of your notes less the aggregate Contract Payments paid to you on the Contract. Such gain or loss generally would be capital gain or loss. To the extent such gain or loss is attributable to the Debt Portion, you would recognized a long-term capital gain or loss if you have held the Notes for more than one year. With respect to the amount attributable to the Contract, it is likely that this capital gain or loss will be treated as short-term capital gain or loss. You should consult your tax advisor regarding the treatment of this gain or loss.

Possible Alternative Tax Treatments of an Investment in the Notes
Due to the absence of authorities that directly address the proper treatment of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment of the Notes described above. If the IRS were successful in asserting an alternative treatment of the Notes, the timing and character of income on your Notes could differ materially from the description herein. For example, a Note might be characterized as a single debt instrument subject to the Treasury regulations applicable to contingent payment debt instruments. Under such treatment, you generally would recognize in each year, without regard to payments actually received, taxable interest income on the Notes equal to the “comparable yield” on the Notes. Upon the sale, exchange or retirement of the Notes (including at maturity) for an amount in excess of your adjusted tax basis in the Notes, you would recognize ordinary income equal to such excess. Additionally, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS. Other tax treatments also are possible. For example, the coupon payments might constitute ordinary income to you when received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes.

Tax Consequences to Non-U.S. Holders
The following discussion applies to you only if you are a Non-U.S. Holder of Notes. You are a “Non-U.S. Holder” if you are, for U.S. federal income tax purposes, a beneficial owner of a Note that is:

♦	a nonresident alien individual;
♦	a foreign corporation; or

♦	a foreign estate or trust.

We will not withhold on payments made on the Notes, provided that you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and provide your name and address or otherwise satisfy applicable documentation requirements. If any amounts are withheld by an applicable withholding agent, you should consult your tax advisor regarding the possible refund of such amounts.

Any gain realized on the sale, exchange or retirement of a Note will be exempt from U.S. federal withholding tax, but may be subject to U.S. federal income tax if you are an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain conditions are met or if such gain is effectively connected with your conduct of a U.S. trade or business, as discussed below. A Non-U.S. Holder who is present in the United States for 183 days or more in the taxable year of disposition is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or retirement of a Note.
If you are engaged in a trade or business in the United States and if income or gain from the Notes is effectively connected with your conduct of that trade or business, you generally will be subject to regular U.S. federal income tax on that income or gain in the same manner as if you were a U.S. Holder except that, in lieu of IRS Form W-8BEN, you will be required to provide a properly executed IRS Form W-8ECI to us or to an applicable withholding agent. If this paragraph applies to you, you are urged to consult your own tax advisor with respect to other U.S. tax consequences of the ownership and disposition of the Notes, including the possible imposition of a 30% branch profits tax if you are a corporation.

Backup Withholding and Information Reporting

Payments received on the Notes and proceeds received from a sale, exchange or retirement of Notes will be subject to information reporting if you are not an “exempt recipient” (such as a corporation) and may also be subject to backup withholding at the rates specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. Holder). If you are a Non-U.S. Holder and you comply with the certification procedures described in the preceding section, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of March 31, 2007	CHF	USD
	(in millions)
Debt
Debt issued(1)	369,303	303,713
Total Debt	369,303	303,713
Minority Interest(2)	6,156	5,063
Shareholders’ Equity	51,606	42,441
Total capitalization	427,065	351,216

(1) Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.
(2) Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.82240 (the exchange rate in effect as of March 31, 2007).

Supplemental Plan of Distribution

We expect to deliver each offering of the Notes against payment on or about the fourth business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the trade date will be required, by virtue of the fact that each Note initially will settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.

Annex

The following supplements the discussion under “Supplemental U.S. Tax Considerations” in the accompanying pricing supplement and is subject to the limitations expressed therein. It sets forth formulas for investors to use in determining the amount of capital gain, capital loss and ordinary income that they will recognize upon either maturity of the Notes or a sale, exchange, or retirement of the Notes prior to maturity.

The tax consequences described below are not binding on the IRS or a court and are the result of only one of several possible reasonable treatments of the Notes for U.S. federal income tax purposes. Although there are other possible treatments, we and, by purchasing the Notes, you agree to treat the Notes for all U.S. federal income tax purposes according to the treatment described in the accompanying free writing prospectus. No statutory, judicial or administrative authority directly addresses the treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and we do not plan to request a ruling from the IRS. Significant aspects of the U.S. federal income tax consequences of an investment in the Notes are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. We do not provide tax advice. Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative treatments). The formulas below assume that the treatment described in “Supplemental U.S. Tax Considerations” is respected.

Defined Terms as Used in this Annex:

“Accrued Coupon at Sale” will be labeled “Accrued Interest” on your confirmation of sale.

“Aggregate Contract Payments Received” is the total amount of all Contract Payments received by you on a Note.

“Aggregate Coupons Received” is the total amount of all coupons received received by you on a Note. It does not include the Accrued Coupon at Sale.

“Contract Payment” is equal to the amount of a coupon with respect to a Note multiplied by (Contract Payments per Annum / Coupon per Annum).

“Contract Payments per Annum” is provided with respect to each offering on page 12 of the accompanying pricing supplement.

“Contract Sale Amount” = Sale Price − Debt Sale Amount. The “Sale Price” is the quantity labeled “Price” on your confirmation of sale. The Contract Sale Amount may be positive or negative.

“Coupon per Annum” is provided with respect to each offering on page 12 of the accompanying pricing supplement.

“Debt Component per Annum” is provided on page 12 of the accompanying pricing supplement.

“Debt Sale Amount” is equal to Bond Value x Initial Price. “Bond Value” will be provided on your confirmation of sale, and is the value of the Debt Component expressed as a percentage of the Initial Price of your Notes. The “Bond Value” may exceed 100%.

“Initial Price” is provided with respect to each offering on page 1 of the accompanying pricing supplement.

“Quantity at Maturity” is the number of Notes with respect to each offering held by you at maturity.

“Quantity Sold” will be labeled “Quantity” on your confirmation of sale.

At Maturity

If the Notes are held to maturity, you will have either:

1)
Short-term capital gain. If you receive the principal amount of the Notes (plus the final coupon payment) in cash, then you will recognize short-term capital gain on the Contract component of the Notes, equal to:

•	Aggregate Contract Payments Received x Quantity at Maturity; or

2)
No tax event. If you receive shares of the applicable underlying stock, the receipt of those shares will not be a taxable event, except to the extent of cash received in lieu of fractional shares. Your basis in the shares received will be equal to:

•	(Initial Price - Aggregate Contract Payments Received) x Quantity at Maturity.

Your holding period in the shares will begin on the day after receipt. If you receive cash in lieu of a fractional share of the applicable underlying stock, you will recognize short-term capital gain or loss in an amount equal to the difference between the amount of cash you receive and your basis (as determined above) in the fractional share.

Sale, Exchange or Retirement of the Notes Prior to Maturity

Upon a sale, exchange or retirement of the Notes prior to maturity, you will recognize:

1)	Ordinary income. You will recognize ordinary income in respect of any accrued but unpaid interest on the Debt Portion of the Notes, equal to:

•	Accrued Coupon at Sale x (Debt Component per Annum / Coupon per Annum) x Quantity Sold.

2)	Capital gain or loss in respect of the Debt Portion. You will recognize capital gain or loss in respect of the Debt Portion of the Notes, equal to:

•	(Debt Sale Amount - Initial Price) x Quantity Sold.

This capital gain or loss will be long-term capital gain or loss if you have held the Notes for longer than a year, and otherwise will be short-term capital gain or loss.

3)	Capital gain or loss in respect of the Contract. You will recognize short-term capital gain or loss in respect of the Contract component of the Notes, equal to:

(a)	The amount of the sales price allocable to the Contract equal to:

•	Contract Sale Amount x Quantity Sold; plus

(b)	The aggregate Contract Payments paid to you on the Contract equal to:

•	Aggregate Coupons Received x (Contract Payments per Annum / Coupon per Annum) x Quantity Sold.